Exhibit 10.4
DCME
MASTER MANUFACTURING AND DISTRIBUTION AGREEMENT
     This DCME MASTER MANUFACTURING AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of December 31, 2002, by and between ECI Telecom Ltd., a public company organized under the laws of the State of Israel (“ECI”) having its principal place of business at 30 Hasivim Street, Petah Tikva 49133, Israel and Veraz Networks Ltd. [formerly Chorale Networks Ltd.], a private company organized under the laws of the State of Israel (“Veraz Israel”) having its principal place of business at 43 Hasivim Street, Petah Tikva 49133, Israel, and Veraz Networks, Inc. [formerly Chorale Networks, Inc.], a Delaware corporation (“Veraz U.S.”) having its principal place of business at 926 Rock Avenue, San Jose, CA 95131. Veraz Israel and Veraz U.S. are collectively referred to as “Veraz”.
WITNESSETH:
     WHEREAS, ECI manufactures and sells Digital Circuit Multiplication Equipment (“DCME”) worldwide; and
     WHEREAS, within the framework of the transfer by ECI of certain assets and rights relating to the DCME product line to Veraz the parties hereto are prepared to enter into this Agreement whereby ECI will manufacture and sell to Veraz DCME to be marketed by Veraz, as more fully set forth below;
     NOW, THEREFORE, in consideration for their mutual promises and undertakings and other valuable consideration, the sufficiency of which is acknowledged by the parties, the parties hereby agree as follows:
1. Manufacture and Sale, Purchase and Distribution
     1.1 During the term of this Agreement and subject to the terms and conditions set forth herein, ECI shall manufacture and sell to Veraz and Veraz shall purchase from ECI and may distribute worldwide and provide service and support for the DCME integrated systems and equipment listed in Exhibit 1.1 attached hereto, together with DCME spare parts, components and accessories that are manufactured by ECI and intended by Veraz for use in DCME integrated systems and equipment (individually, a “Product,” and collectively the “Products”).
     1.2 The terms and conditions of this Agreement shall govern the manufacture, sale and distribution of any Product provided by ECI to Veraz pursuant to every purchase order which shall be submitted in accordance with and which otherwise complies with the conditions for acceptance by ECI as set forth in Section 6.1 below (“Purchase Order”), each of which shall be deemed a part of this Agreement.
1.3 Supply and Service Obligations
          (a) During the term of this Agreement and subject to the exclusions and conditions and exceptions set forth below within Sections 1.3(c) and 1.3(d), ECI shall sell and distribute Products only to Veraz, and not to any other person or entity.

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          (b) During the term of this Agreement, and if and to the extent permitted under law, only Veraz shall be entitled to provide maintenance services and support for Products.
          (c) The parties acknowledge and agree that ECI’s obligations set forth in Sections 1.3(a) and 1.3(b) do not apply to:
               (i) ECI’s sale of DCME sub-assemblies to ECtel Ltd., the sale of subassemblies for the Celtro product line and the sale of components for the Hi-TV product line, solely to the extent that such DCME sub-assemblies and components are intended for use and incorporation by them into final products that are not the same or similar in any material respect with the DCME integrated systems and equipment listed in Exhibit 1.1 attached hereto; or
               (ii) ECI’s provision of service and support to ECtel Ltd. for the Celtro product line and for the Hi-TV product line for those DCME sub-assemblies and components solely to the extent that such service and support is provided by ECI in connection with the use of DCME components in final products that are not the same or similar in any material respect with the DCME integrated systems and equipment listed in Exhibit 1.1 attached hereto.
          (d) ECI’s obligations in Sections 1.3(a) and 1.3(b) are also conditioned upon the requirements set forth below;
               (i) Veraz is not in material breach of Section 5.11 of this Agreement that continues for a period of thirty (30) days after Veraz’s receipt of written notice from ECI of such breach; and
               (ii) Veraz is not the subject of a petition for relief under any bankruptcy, insolvency or debtor’s relief law (which petition is not dismissed within ninety (90) days after the filing thereof), and is not liquidated or dissolved, and does not make an assignment for the benefit of creditors, and does not have a receiver appointed for all or a substantial portion of Veraz’s assets.
     If Veraz fails to meet any of these requirements, then ECI shall have no further obligations under Sections 1.3(a) and 1.3(b) for the remainder of the term of this Agreement.
     1.4 Purchase Obligations
          (a) During the term of this Agreement and .subject to the exclusions and conditions set forth below within this Section 1.4(b), Veraz shall purchase all of its requirements for Products only from ECI, and not from any other person or entity.
          (b) Veraz’s obligations in Section 1.4(a) are also conditioned upon the requirements set forth below. If ECI fails to meet any of these requirements, Veraz shall have no further obligations under Section 1.4(a) for the remainder of the term of this Agreement.
               (i) ECI is not in material breach of any material obligation under this Agreement that continues for a period of thirty (30) days after ECI’ s receipt of written notice from Veraz of such breach;

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          (ii) ECI is not the subject of a petition for relief under any bankruptcy, insolvency or debtor’s relief law (which petition is not dismissed within ninety (90) days after the filing thereof), and is not liquidated or dissolved, and does not make an assignment for the benefit of creditors, and does not have a ‘receiver appointed for all or a substantial portion of ECI’s assets; and
          (iii) ECI is not the subject of a force majeure event, as described in Section 16.1, which continues in effect for a period of ninety (90) days and adversely affects the ability of Veraz to obtain Products from ECI.
2. Product Forecast
     At the beginning of each month during this Agreement, Veraz will provide ECI with a six (6)-month rolling Product forecast (each a “Forecast”), describing Veraz’s good faith expectations of the number of Products it intends to purchase from ECI and the expected sales value in the following six (6) months for which Purchase Orders have not yet been issued by Veraz, in the form attached as Exhibit 2. Subject to the provisions of Section 3 below, all commitments made by Veraz for the purchase of Products hereunder shall be made only upon submission by Veraz of Purchase Orders to ECI pursuant to Section 6. Each Forecast shall be deemed to be accepted by ECI unless ECI reasonably objects in writing within five (5) days of the date of Veraz’s submission of the Forecast. If ECI objects to any Forecast, it will provide all relevant details to Veraz regarding its objection, and the parties will work in good faith to resolve such objection in a prompt and reasonable manner to meet the potential needs of Veraz to its customers with respect to the supply of Products.
3. Materials Procurement
     3.1 ECI shall purchase sufficient components and raw materials required to provide the Products (“Materials”) using ECI’s standard purchasing practices, to meet the requirements of (i) the outstanding Purchase Orders and (ii) the Forecast; provided, however, that if the number of forecasted Products specified in the Forecast together with the number of Products required pursuant to outstanding Purchase Orders exceeds by more than ten percent (10%) the number of forecasted Products for the same period as specified in the Veraz business plan attached hereto as Exhibit 3.1, as the same may be amended from time to time by the parties upon their mutual consent (the “Business Plan”) (such excess hereinafter referred to as the “Excess Products”), ECI may, but shall not be required to, purchase Materials for the Excess Products.
     3.2 ECI recognizes its financial responsibility and shall bear all costs for the Materials purchased by it for inclusion in the Products.
     3.3 In the event ECI does not elect to purchase Materials for Excess Products in accordance with Section 3.1 above, then VEraz may deliver to ECI a Purchase Order for said Excess Products, and in such case ECI shall purchase the Materials for these Excess Products. The price to Veraz for such Excess Products shall be equal to the applicable price for such Products that is determined under the provisions in Exhibit 9.1, and the provisions of Sections 9.1 and 9.2 below shall not apply to any such Excess Products. Payment from Veraz to

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ECI for such Excess Products shall be due thirty (30) days after Veraz’s receipt and acceptance of any such applicable Excess Products. ECI acknowledges and agrees that Veraz may use Excess Products in place of any corresponding Products to be supplied under a future Forecast, in which case the provision of Sections 9.1 and 9.2 below shall apply to Customer Revenue generated from sales made by Veraz of such Excess Products or Products containing Excess Products, provided, however, that Veraz shall be entitled deduct from amounts which are due ECI for such sales those amounts previously paid by Veraz to ECI for such Excess Products so used or sold.
     3.4 If a supplier of Materials notifies ECI that any such Materials will be discontinued, ECI shall immediately notify Veraz of such discontinuance in writing. Veraz shall use commercially reasonable efforts to locate substitute Materials and failing that shall within fourteen (14) business days notify ECI, in writing, specifying the amount of such Materials ECI is requested to purchase before the discontinuance comes into effect. ECI shall then use commercially reasonable efforts to purchase the amount of such Materials which are specified by Veraz.
4. ECI’s Obligations
     ECI shall, at its expense, unless expressly provided otherwise below:
     4.1 Manufacture, assemble, repair, investigate production problems, test, and deliver in accordance with the delivery date specified in any Purchase Order and in accordance with this Agreement, the Products duly ordered by Veraz under each Purchase Order, provided, that ECI is expressly permitted to outsource or subcontract to subcontractors who are one of ECI’s qualified vendors for parts, processes or completed or substantially completed Products supplied to Veraz and ECI shall otherwise be completely independent in determining the manner in which it shall perform its obligations hereunder without prior written approval from Veraz. Consent of Veraz to the use of any components manufactured by third parties shall not derogate from ECI’s obligations under this Agreement, including, without limitation, ECI’s warranty obligations under Section 8 of this Agreement;
     4.2 Make available to Veraz, upon its reasonable request, Products and Product test equipment, if any, that may be located in the regional units of ECI, as is necessary for Veraz to perform its obligations under Section 5.1 below in such regions, provided that the manufacture of the Products and Product test equipment does not disrupt ECI’s manufacturing process.
     4.3 Prepare the Products described in any Purchase Order, to be ready in its final packaging for shipping within two (2) business days after Veraz notifies ECI of final packaging and delivery instructions for any Purchase Order, provided that ECI shall have at least ten (10) business days after receipt of any Purchase Order to deliver the Products described in such Purchase Order (other than Products that may be tested using the “highly accelerated screening system”, for which Products ECI shall have five (5)-business days after receipt of a Purchase Order to deliver such Products to Veraz);

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     4.4 Supply, at Veraz’s reasonable request, Product manufacturing data that is required for obtaining necessary governmental approvals, licenses, permits and consents as required pursuant to Section 5.4 hereof;
     4.5 Maintain all necessary process design technology, labor, material, tooling, facilities and other resources for the timely and satisfactory completion and delivery of the Product under this Agreement;
     4.6 Commit and use sufficient and qualified personnel to support the requirements of this Agreement;
     4.7 Reimburse Veraz for expenses of third parties approved in advance by ECI in connection with the development of features to satisfy customer requests;
     4.8 Provide Veraz with Product demonstration equipment as reasonably requested by Veraz, provided, that Veraz shall reimburse ECI for ECI’s depreciated cost of production of any demonstration equipment not returned to ECI within one (1) year of delivery to Veraz;
     4.9 Obtain and pay for any bank guarantees, performance bonds or other like instruments to the extent related to production and performance of the Products, and necessary for the sale by Veraz of the Products;
     4.10 Provide Veraz with Products for field trials free of charge, provided that Veraz shall return such Products within a reasonable timeframe upon ECI’s written request subject, however, to those contractual obligations that may exist between Veraz and its customers that may affect the required return of such Products;
     4.11 Provide Veraz with Products for homologation; provided that Veraz shall return such Products within a reasonable timeframe upon ECI’s written request unless Veraz decides to retain such Products which in such event Veraz shall so promptly notify ECI and will pay to ECI an amount equal to ECI’s actual cost of manufacture for such Products that will be invoiced by ECI to Veraz at the time such decision is made by Veraz;
     4.12 (a) Obtain and maintain all governmental and other permits, licenses and approvals that Veraz notifies ECI in writing are necessary for the performance of ECI’s undertakings hereunder and the distribution and sale of Products for intended use by customers within countries that Veraz plans to distribute such Products, including an ISO certification for ECI’s processes to be performed under this Agreement (of at least ISO 9001 or higher), (b) pay the annual fees associated with obtaining the CE, TUV and UL marks (to be obtained by Veraz as specified in Section 5.4 below), and (c) use commercially reasonable efforts to insure that each subcontractor complies with any requirements to obtain and maintain such permits, licenses, approvals and certifications;
     4.13 Provide on a weekly basis to Veraz detailed production and planned delivery schedules for all Products that are to be manufactured and/or delivered by ECI for Veraz under this Agreement;

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     4.14 Manufacture Products in accordance with the quality requirements, including reliability testing and inspection methods and procedures, that are set forth in Exhibit 4.13 to this Agreement or otherwise agreed to in writing by Veraz and ECI;
     4.15 Assist Veraz in obtaining services of Celtro engineers on an as needed basis to solve engineering problems in Products, which assistance received, if any, will be compensated by Veraz to Celtro on commercially reasonable terms, for so long as Celtro is a wholly-owned division or a wholly owned subsidiary of ECI.
     4.16 Provide Veraz with quality data and reports that Veraz may reasonably request or is otherwise required by Veraz to satisfy its obligations to ECI under this Agreement; provided, however, that ECI shall not have any obligation under this Section 4.16 to provide Veraz with any quality data and reports that are not currently being generated by ECI for the Products as of the date of execution of this Agreement unless such data and reports are otherwise required by law, regulation or other legal requirement;
     4.17 Maintain, a business continuity plan for the Products to the extent that ECI generally has, and that contains protections that are no less protective than, a business continuity plan for other products that ECI uses generally to protect its business from disruption; and
     4.18 Appoint, and hereby does appoint, Veraz as its agent to collect all DCME-related accounts receivable balances (including both current and delinquent) pursuant to the provisions of Section 5.10.
5. Veraz’s Obligations
     Veraz shall, at its expense, unless expressly provided otherwise below:
     5.1 Use commercially reasonable efforts to seek out and identify prospective customers, either through its own actions or actions of its agents, and otherwise promote and expand the sale of the Products worldwide and follow up inquiries, leads and correspondence furnished to it by ECI;
     5.2 Use commercially reasonable efforts to provide and maintain an adequate place of business and sales organization to promote and effect sales of the Products worldwide;
     5.3 Use commercially reasonable efforts to Conduct promotional campaigns including advertising campaigns and participation in trade shows;
     5.4 Use commercially reasonable efforts to obtain all necessary governmental approvals, licenses, permits and consents in connection with the import into, distribution, sale and use of the Products worldwide and comply with all applicable laws and regulations in connection with the performance of its obligations hereunder. Veraz (or its agents or distributors) shall qualify and act as importer of all Products sold, to the extent that such is required under the laws of any jurisdiction where the Products are sold;
     5.5 Pay any and all sales and use taxes, duties, fees, expenses and such other similar charges, including interest and penalties thereon, levied under any applicable law or regulation

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arising out of or in connection with Veraz’s sale of Products to customers, provided that nothing in this Section shall be interpreted to mitigate ECI’s obligations under Sections 8 (Warranty, Epidemic Failure, Warranty Service and Post-Warranty Support) and 13 (Indemnification);
     5.6 Use commercially reasonable efforts to obtain bank and performance guarantees related to maintenance service and support that Veraz is required to provide hereunder, solely to the extent required to sell the Products to Veraz’s customers, and to use commercially reasonable efforts to cancel existing guarantees and take commercially reasonable actions to ensure that such ECI-obtained guarantees are not called or otherwise materialized;
     5.7 Adopt reasonable credit procedures with respect to the sale of Products to third parties that take into account ECI’s credit procedures and revenue recognition policies, as such procedures and policies may be amended from time to time, with the cost of any such procedures (such as, letters of credit or credit insurance premiums) to be shared equally by ECI and Veraz;
     5.8 Other than the warranty contained in Section 8 hereof and the representations and warranties contained in the standard agreement with Veraz’s customers attached hereto as Exhibit 5.8, make no representations and warranties that are different in any material respect to the Products without the prior written consent of ECI;
     5.9 Provide ECI with (i) engineering data that is reasonably requested by ECI for maintenance of bill of materials, including replacements, drawings, quality requirements, technical specifications, standard operation and test procedures; proposed test equipment, and approved vendors list; (ii) (a) engineering support that is reasonably necessary to help enable the manufacture of the Products, to solve problems on all levels (i.e., component, card, system), to develop replacement parts together with ECI, provided that the parties agree that such development is commercially reasonable and provided further that such parts cannot be procured by ECI in accordance with Section 3.4 above and to share the research and development labor costs of such development in the same ratio of the Percentage of Customers Revenue for the relevant year as set forth in Column A in Section 9.1 below, to treat rejected parts, and to improve test functions, (b) engineering services that is reasonably necessary to improve Product manufacturability, and (c) support that is reasonably necessary to help ECI comply with customer engineering requests, such as fixing hardware and software bugs; and (iii) sales order data, packing list accompanied with BPCS order, specific instructions, customer name, date of delivery, payment terms, and data required to calculate amounts to be paid to the OCS (for both products and services), and (iv) the additional information and support that ECI shall reasonably request and require in order to manufacture the Products and otherwise comply with ECI’s obligations to Veraz under this Agreement, provided that, with respect to each of the foregoing, ECI shall bear the costs incurred by Veraz for materials or third party subcontractors directly related to the design or manufacture of the Products;
     5.10 Use commercially reasonable efforts as ECI’s agent to collect ECI’s DCME Receivables identified in Exhibit 5.10 attached hereto and to provide ECI monthly with a projected cash flow collection report, all in coordination with ECI, such as use of collection agencies, if reasonably required, for which Veraz shall be entitled to a commission in the amount of ten percent (10%) of the amounts it actually collects (with such commission to be increased to twenty percent (20%) in respect of those DCME Receivables identified in Exhibit 5.10 as being

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     “Doubtful Debts”), with Veraz to either arrange for the direct payment to ECI by the debtor of the receivables or for the transfer by Veraz to ECI of the receivables within ninety (90) days after its receipt thereof;
     5.11 Use commercially reasonable efforts to successfully meet the overall sales projections for all Products taken as a group, as set forth in the Business Plan;
     5.12 (a) Any distribution of the Products through ECI’s regional business units in the United Kingdom, Germany and France (each a “RBU”) and any required reimbursement of expenses by Veraz to any such RBU will be pursuant solely to those terms and conditions in Exhibits 5.12-Al, 5.12-A2, 5.12-A3, respectively. Additional terms (if any) with regard to the execution of the respective RBU agreements are set forth in Exhibits 5.12-Al(a), 5.12-A2(a), 5.12-A3(a).
          (b) In connection with the distribution of Products through ECI’s country business units (each a “CBU”) that Veraz chooses to use, unless otherwise agreed in a separate written agreement executed by and between Veraz and an applicable CBU, Veraz will (i) advance to each such CBU, on a monthly basis, the amount of its estimated monthly DCME sales and marketing budget as set forth in the CBU DCME Sales and Marketing Budget attached hereto as Exhibit 5.12-B, which will be reviewed and adjusted by mutual agreement of the parties on a semi-annual basis, (ii) reimburse each such CBU on a monthly basis for its fully-loaded actual costs as agreed in advance by the parties, and reasonably incurred in connection with Veraz’s Product sale and marketing expenses, as calculated in accordance with ECI’s customary cost allocation method, within thirty (30) days of receiving an invoice therefor, less the applicable monthly advance, provided that Veraz shall not be liable for any expenses related to excess space, any depreciation or excessive rent costs or any past or historical liabilities of the CBUs; (iii) pay all termination costs that are attributable to the employment of Veraz approved CBU employees dedicated to sales and marketing of the Products after the date of execution of this Agreement and attributable to the period after the date hereof, excluding in all cases any such costs relating to employees whose actual or planned termination was made or determined by ECI prior to the date of execution of this Agreement and any such costs relating to Israeli expatriate Products dedicated CBU employees; and (iv) be responsible for all taxes and corresponding withholding payments arising from Veraz’s receipt of local service revenues that Veraz retains without any payment therefore to ECI hereunder; and
          (c) Veraz shall have the right to inspect the relevant parts of the books and records of any CBU or RBU, as the case may be, upon reasonable prior notice to such applicable CBU or RBU, during working hours and in the presence of an ECI representative, all subject to the confidentiality provisions contained in Section 16.8 below. In the sale and marketing of Products, all dedicated employees of CBUs, other than those of the Russian and Baltic CBU, shall act in accordance with instructions from Veraz and such CBU employees, to the extent fully dedicated to Veraz, shall receive sales incentives solely from Veraz. Dedicated employees of the Russian and Baltic CBU shall act in accordance with the provisions of Exhibit 5.12-C. Unless otherwise agreed in a written agreement between the parties, Veraz may terminate its relationship with any CBU or RBU at any time upon prior written notice of ninety (90) days and shall be liable upon termination solely for reasonable termination costs incurred with respect to those costs borne by Veraz as set forth above;

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     5.13 Maintain and provide to ECI, within ten (10) business days of the end of each calendar quarter, a detailed inventory of Products used in field trials, demonstrations or sale or return transactions (“SOR”) and of sales of Products which have not been recognized under its revenue recognition policy;
     5.14 Provide to ECI on a monthly basis a customer default report detailing customer defaults of more than 60 days including the reasons for such defaults, and a projected collection report for the next ninety (90) days; and
     5.15 Promptly notify ECI in writing in the event that its sales projections for the sales of any one of the DCME Product Lines (as hereinafter defined), during any rolling calendar twelve (12)-month period fall below Five Hundred Thousand U.S. Dollars (US $500,000), and upon mutual agreement of the parties after taking into consideration market conditions and other factors, issue a notice of discontinuance to its customers for such DCME integrated systems and equipment with a six (6) month period within which to make a final purchase thereof. In this Agreement the term “Product Lines”, shall mean either one of the following: (a) DTX 240, (b) DTX 360, (c) QC 300, (d) DTX 60, or (e) DTX 600.
6. Purchase Orders
     6.1 Veraz will provide ECI from time to time during the term hereof with Purchase Orders in the form attached hereto as Exhibit 6.1 for each Product covered by a Forecast that Veraz chooses to order, for ECI’s acceptance. Any Purchase Order may be submitted either by Veraz U.S. or Veraz Israel, at Veraz’s sole discretion. Each Purchase Order shall specify the quantity of Products to be provided in the relevant period, the relevant price and the requested delivery schedules, and shall be accompanied with a copy of the customer’s purchase order. ECI shall accept any Purchase Order that is for a number of products that does not exceed the amount of such Product in the then most recent Forecast, provided, however, that in no event shall ECI be required to accept a Purchase Order, if such Purchase Order calls for the manufacture within a period of seven (7) days or less, of a number of Products that is 20% or more of the amount in the most recent Forecast accepted or deemed accepted by ECI in accordance with the provisions of Section 2 above, divided by four (4).
     6.2 The parties agree to attempt to develop a commercially reasonable mechanism to record Products in ECI’s inventory if, at the end of any quarter, such Products have been shipped but have not been recognized as a sale on the financial records of ECI or Veraz due to “Staff Accounting Bulletin 101” accounting requirements.
     6.3 Veraz may, at any time and without charge, cancel any Purchase Order or reschedule the delivery of Products ordered under any Purchase Order which it can substantiate as having been cancelled or rescheduled in response to a cancellation or request for reschedule received from a customer of Veraz. Any such request for reschedule that is initiated by Veraz shall take into consideration the new requested delivery date received from a customer of Veraz.
     6.4 In the event of a failure by ECI to supply Products specified in any Purchase Order pursuant to their requested delivery dates therein, and provided further that such failure does not arise out of or result from the fault of Veraz, then the amount due from Veraz to ECI

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under this Agreement with respect to such Products shall be reduced by any reasonable price reduction or financial concession that Veraz is contractually obligated to provide to any affected customer of Veraz as the result of such delay in delivery. If Veraz anticipates that it will be required to reduce its price or provide a financial concession to a customer due to any such delay, it will inform ECI promptly of such potential reduction in price or financial concession. As to such matter, if ECI delivers Products to Veraz after their requested delivery dates, but before their scheduled date of delivery by Veraz to the affected customers, Veraz will use a reasonable expedited delivery service to attempt to avoid any such reduction in price or financial concession that it would otherwise be required to pay to its affected customers. In such event, ECI will reimburse Veraz for reasonable expedited charges that Veraz incurs to expedite the delivery of Products to meet their scheduled delivery dates with Veraz’s customers.
     6.5 ECI will make a good faith effort to notify Veraz in the event that ECI reasonably believes that there is or may be a materials or capacity constraint that could negatively affect ECI’s ability to meet any forecasted needs of Veraz under this Agreement (“Supply Constraint”). During any period of Supply Constraint, ECI shall allocate the supply and delivery of Products to Veraz that are affected by any such Supply Constraint ahead of any subassemblies that ECI may provide to ECtel Ltd., components for the Celtro product line, or components for the Hi-TV product line.
7. Packaging and Delivery
     All Products shall be packaged at no additional charge by ECI in accordance with product packaging and labeling specifications reasonably issued by Veraz and shall be delivered EX WORKS (INCOTERMS 2000) ECI’s relevant Israel factory. Risk of loss and title shall pass from ECI to Veraz upon delivery.
8. Warranty, Epidemic Failure, Warranty Service and Post-Warranty Support
     8.1 Warranty. ECI warrants to Veraz that, (i) during and for a period of time equal to the same period of time for which Veraz provides a warranty for Products to its customers, but in no event shall such warranty provided by ECI to Veraz hereunder exceed a date that ends twenty-four (24) months after the date of delivery of a Product to Veraz (herein the “Warranty Period”), such Product will be free from material defects in material and workmanship, subject to normal use and service, and (ii) each Product will conform in all material respects to the specifications applicable to such Product at the time of its manufacture. If Veraz promptly reports to ECI in writing, prior to the end of the Warranty Period, the failure of a Product delivered by ECI to meet the warranty as aforesaid, then ECI shall, at its cost, make available at its factory in Petah Tikva, Israel, the parts which are reasonably required to repair the Product. In addition, Veraz shall provide ECI on commercially reasonable terms with all engineering support which is reasonably required by ECI to meet its warranty obligations in respect of the Products in connection with sales made during the twelve (12) month period prior to the date of this Agreement as well as warranty extensions in respect of such sales.

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     8.2 Epidemic Failure.
          8.2.1 For purpose of this Agreement, “Epidemic Failures” shall mean identical, reproducible Product failures (including any ECI part failures) due to the same or substantially similar cause, which occur in the same series of Products and impair the use of the Products, and are a result of a defect in materials or workmanship of ECI or its affiliates occurring within twenty-four (24) months after the date of delivery of the Products, and are equal to or in excess of ten percent (10%) of the total number of a Product or any ECI part from any production lot or ten percent (10%) ‘of the total number of Products or any ECI parts included in Products which are delivered to Veraz during any ninety (90)-day period (the “Epidemic Failure Rate”).
          8.2.2 In the event of a suspected Epidemic Failure, Veraz shall notify ECI and provide the following information, if known and as may then exist: a description of the defect, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates of the defective Products (including any defective ECI parts). Veraz shall also deliver or make available to ECI, samples of the defective Products or defective ECI parts for testing and analysis.
          8.2.3 Within five (5) business days of receipt of notice from Veraz, ECI shall provide its preliminary findings regarding the cause of the failures. Thereafter, ECI shall promptly provide the results of its root cause corrective analysis, its proposed plan for the identification of and the repair and/or replacement of the affected Products (including any affected ECI parts), and such other appropriate or desirable information. The parties shall also cooperate and work together to expeditiously devise and implement a corrective action program which identifies the defective units for repair or replacement, and which minimizes disruption to the end users and Veraz’s direct and indirect distribution channels.
          8.2.4 In the event of an Epidemic Failure, ECI shall be responsible for (a) repair and/or replacement of the defective Products (including any defective ECI parts) or at ECI’s option, a credit or payment to Veraz in an amount equal to the cost to Veraz for qualified, nondefective replacement Products (including any defective ECI parts) reasonably acceptable to Veraz; (b) reasonable labor costs (and associated lodging and travel costs) to repair and/or replace the defective Products (including any defective ECI parts); and (c) reasonable freight and transportation costs incurred in connection with the repair and/or replacement of the defective Products (and the larger product in which the Product or the ECI Part is incorporated if the Product or ECI Part cannot be separated without undue inconvenience or disruption to the end user).
     8.3 Warranty Service. Veraz shall be responsible, at its own cost and expense, to provide the necessary labor to retrieve and deliver components to ECI for repair.
     8.4 Post-Warranty Support. Veraz shall offer to the extent feasible post-warranty service to customers for all the Products on commercially reasonable terms that it determines. With respect to service and maintenance required on the Products (other than pursuant to the aforesaid Product warranties) under service agreements and on a “time and material” basis, Veraz shall perform such services under contractual arrangements that it has with customers and

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shall, subject to the other terms and conditions of this Agreement and on an as needed basis, purchase the parts and related repair services from ECI on commercially reasonable terms, including pricing. ECI shall only be obligated to make such parts and services available at its factory in Petah Tikva. Veraz shall be entitled to keep all revenues that it generates from such services. Veraz shall be responsible for one hundred percent (100%) of all royalty payments to the Office of the Chief Scientist of the Israel Ministry of Industry and Trade (“OCS”) required to be made with respect to all service revenues related to installation, repair, maintenance service and support, commissioning, and training services for the Products performed as permitted under this Section 8.4 (“OCS Service Revenue”), which it shall forward to ECI on a calendar semi—annual basis as necessary for the timely payment thereof by ECI to the OCS, together with a detailed report as to the calculation thereof as reasonably requested by ECI. ECI shall be responsible for remitting payment of royalties on the OCS Service Revenue to the OCS. Each party (the “Responsible Party”) shall indemnify and hold the other party harmless in respect of all loss, cost, liability and expense incurred by such other party as a result of any breach by the Responsible Party of its obligations hereunder in respect of the obligations pertaining to royalty payments required to be paid to OCS based on OCS Service Revenue.
     8.5 Warranty Exclusions. ECI shall not be obligated under any of the above warranty provisions if any such warranty service is necessitated in whole or in part by normal wear’ and tear, catastrophe, accident, fault or negligence of Veraz or any third party, improper use, alteration or modification, unusual stress, installation, service or repair performed other than pursuant to this Agreement (other than installation, service or repair performed by ECI pursuant to this Agreement), engineering or design as aforesaid, or any other cause other than ordinary use. THE WARRANTY IN THIS SECTION 8 IS EXCLUSIVE AND IN LIEU OF ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE. THE REMEDY PROVIDED IN SECTION 8.1 ABOVE SHALL BE THE SOLE REMEDY OF VERAZ FOR ANY FAILURE OF ECI TO CONFORM WITH SUCH WARRANTY IN SECTION 8.1, AND PROVIDED THAT ECI HAS FULLY AND SATISFACTORILY PERFORMED ITS WARRANTIES OBLIGATIONS THEREUNDER VERAZ SHALL HAVE NO CLAIM, EXCEPT AS AFORESAID, WHETHER BASED ON CONTRACT, NEGLIGENCE, PRODUCTS LIABILITY OR OTHERWISE THEREFORE.
     8.6 Additional Services. Veraz may purchase on a monthly basis additional services from ECI as listed in Exhibit 8.6 attached hereto at commercially reasonable terms to be negotiated by the parties.
     8.7 Spare Parts. At all times during the term of this Agreement and a reasonable period thereafter during which Veraz may provide post-warranty support to customers identified to ECI, ECI shall maintain, at ECI’s sole cost and expense and for the benefit of Veraz, a mutually agreed supply of replacement parts and components at ECI’s manufacturing facility, which agreed supply shall be equal to a quantity that is necessary to support at least one (1) month of service and support activity of Veraz based on prior service and support history. ECI shall maintain a supply of replacement parts and components to support each of the Products for at least ten (10) years following the date of final delivery of the Products to Veraz’s customers.

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     8.8 RMA Process. Each party will follow the RMA Process set forth in Exhibit 8.8 with respect to the return and delivery of Products that are subject to in-warranty or out-of—warranty repair by ECI. ECI will promptly repair or replace Products returned for repair or rework to their most current version within thirty (30) days after their receipt and will redeliver to Veraz such repaired or reworked products prior to the expiration of such period. In the event of any conflict or inconsistency between the provisions of Exhibit 8.8 and the provisions within Section 8, the provisions within Section 8 shall govern and control such conflict or inconsistency.
9. Payment Terms
     9.1 As and for the purchase price for the Products Veraz purchases from ECI hereunder (the “Purchase Price”), Veraz shall pay ECI in connection with Veraz’s sale of each such Product, a percentage of the Customer Revenue (defined below) received from the sale of such Product in accordance with the following table:

	Column “A”	Column “B”
		Percentage of Customer Revenue
	Percentage of	on RBU Sales (i.e., Germany,
Period	Customer Revenue	France and United Kingdom)
Y2002	50.0%	48.0%

Y2003	44.4%	42.4%

Y2004	40.0%	38.0%

Y2005	36.4%	34.4%

Y2006 – thereafter	Compensation shall be as negotiated between the parties, but will not exceed 36.4%	Compensation shall be as negotiated between the parties, but will not exceed 34.4%
For purposes of this Section 9.1, the term “Customer Revenue” shall mean the aggregate of all amounts invoiced to and actually received by Veraz from a Veraz customer or, if an affiliate of ECI, from the affiliate’s customer in connection with the sale of a Product, but excluding (1) any and all sales taxes or duties, paid directly or indirectly by Veraz, and (2) any fees for installation, service, extended warranty, training, maintenance or similar service either expressly identified in the invoice or purchase order or are otherwise customarily attributable to the provision of such services based on a percentage of revenue that Veraz receives (but in any event, the fee for installation, services, extended warranty, training, maintenance or similar service shall be, in the aggregate, not more than seven percent (7%) of the customer invoiced purchase price); provided, however, that the minimum Purchase Price for any such applicable Product that is sold by Veraz shall be as set forth in Exhibit 9.1 hereto, as the same may be modified in accordance with the provisions of Exhibit 9.1. Except as provided in the following sentence, all amounts required to be paid by Veraz to ECI hereunder for those Products that it purchases for sale to customers shall be computed in accordance with the Percentage of the Customer Revenue specified in Column “A” in the above table, unless otherwise agreed in writing by Veraz and Ea. For those Products that are sold by Veraz through an RBU, Veraz shall pay to ECI the Percentage of the Customer Revenue Specified in Column “B” in the above table that Veraz receives from such sales.

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     9.2 Veraz shall pay the Purchase Price for a sale of Product promptly following its receipt of the proceeds of its disposition of the Products and in any event within thirty (30) days thereafter, except that for the period ended December 31, 2003, payment shall be due within ninety (90) days following receipt thereof, but in any event no later than March 31, 2004.
     9.3 All payments hereunder shall be made by wire transfer of immediately available U.S. dollars to ECI’s bank account as instructed by ECI. Payments, when overdue, shall bear an interest at the rate of LIBOR plus two percent (2%) per annum. Payments hereunder shall be made net of any local, state, or federal sales, use, excise, personal property or other similar taxes (other than income taxes) or duties, and any such taxes or duties shall be assumed and paid for by Veraz. If Veraz receives Customer Revenue in a currency other than U.S. dollars, Veraz will pay ECI its percentage in U.S. dollars based on the exchange rate that Veraz actually obtains on the date of receipt of funds or, if not converted on that date, that Veraz could have obtained on the date of receipt of funds based on the New York closing bid rate for such currency. The parties will cooperate to facilitate refunds, if any, of such payments to the applicable party.
     9.4 Within fourteen (14) days following every fiscal quarter, Veraz shall submit to ECI a preliminary revenue statement and within one week thereafter a final revenue statement (“Revenue Statement”) in a form reasonably satisfactory to ECI, certified by the Chief Financial Officer of Veraz and reporting, inter alia, the quantity of each Product sold, the date of each sale, the identity of the end user, the price paid to Veraz or, if the customer is an affiliate of ECI, the price paid to the affiliate by its customer, payments of commissions, if any, to RBUs pursuant to Section 5.12 above, and such other information as requested in such form or which is reasonably necessary to enable ECI to understand Veraz’s calculation of the amounts payable during such period. Within five (5) business days following the beginning of each month, Veraz shall submit to ECI a collection forecast and an accounts receivable aging report in a form reasonably satisfactory to ECI, certified by the Chief Financial Officer of Veraz.
     9.5 Each party agrees to keep true and accurate books of account with regard to the manufacture, delivery and sale of the Products for the term of this Agreement and for any legally required period thereafter.
     9.6 ECI, through an accounting representative nominated by ECI, will have the right to inspect the books of account referred to in Section 9.5 above during Veraz’s normal working hours, upon advance notice to Veraz. The accounting representative will only disclose to ECI such information as is necessary to verify the truth and accuracy of such books of account and, if an error is discovered, to verify such sum as is properly due to ECI or Veraz. The cost of the accounting representative will be borne by ECI unless an error in the amounts due in excess of 5% is discovered which has resulted in under-payment to ECI, in which event Veraz shall bear the cost. Veraz agrees to allow all reasonable access, accommodation, facilities and assistance to said accounting representative in his task and to bear its own costs incurred in doing this.
     9.7 The parties acknowledge that the amounts paid to ECI and Veraz in respect of sales of the Products may be subject to royalties payable to the OCS (“OCS Product Sales Royalties”). ECI shall be responsible for payments of all OCS Product Sales Royalties. The parties shall cooperate in providing all necessary documentation to the OCS and/or in any dispute with the OCS with respect to the OCS Product Sales Royalties payable. Veraz shall be

14.

responsible for transferring to ECI on a timely basis all amounts required to be paid to the OCS for the royalties on OCS Service Revenue in connection with the service revenues pursuant to Section 9.4 above, as aforesaid.
10. Engineering Changes
     ECI shall not make any engineering changes to the Products to be supplied to Veraz hereunder that may impact the form, fit or function of such Products, or may cause the Products to deviate from their specifications, without first obtaining the prior written consent of Veraz to such engineering changes, which will not be unreasonably withheld, delayed or conditioned. Additionally, Veraz may submit engineering changes for incorporation into any Product, which shall be subject to ECI’s approval, which shall not be unreasonably withheld, delayed or conditioned. ECI will make a reasonable effort to review the engineering change and report to Veraz within ten (10)-business days of any implications of the proposed changes. The report shall include all possible implications on material, delivery schedule, manufacturing process, quality and product cost. Such changes will be reflected in revised Purchase Orders. ECI shall bear all costs associated with the development and implementation of engineering changes if such changes are made or implemented in order to make the Product (i) comply with the specification that was agreed to by Veraz and Ea, (ii) meet any agreed upon quality requirements of Veraz, or (iii) comply with or conform to any safety or legal requirements to the extent not necessitated by a change in design of the Products. ECI shall use commercially reasonable efforts to quickly implement all of the foregoing engineering changes and any other agreed engineering changes.
11. Term; Termination
     11.1 This Agreement shall commence on the date hereof and shall continue until December 31, 2005, unless earlier terminated pursuant to this Section 11. Subject to the provisions set forth below in this Section 11.2, this Agreement will automatically renew for successive one (1)-year periods.
     11.2 At least ninety (90) days before the expiration of the then-current term of this Agreement, Veraz will inform in writing ECI of its good faith expectation of Customer Revenue for sales of Products in the upcoming one (1)-year period. If Veraz informs ECI in writing of expected Customer Revenue of at least One Million U.S. Dollars (U.S. $1,000,000) for any such upcoming one (1)-year period, then this Agreement shall automatically renew for such period. If Veraz informs ECI in writing of expected Customer Revenue less than One Million U.S. Dollars (U.S. $1,000,000) for any such period, then Veraz will issue a notice of discontinuance to its customers for the DCME integrated systems and equipment available to Veraz under this Agreement and this Agreement will expire at the end of the then-current term of this Agreement. If Veraz fails to inform ECI as aforesaid, even after written request by ECI, then this Agreement will expire at the end of its then-current term.
     11.3 If a party fails to meet one or more of any material terms and conditions hereof (a “default”), ECI and Veraz agree to negotiate in good faith to resolve such default. If the defaulting party fails to cure such default or submit an acceptable written plan to resolve such default within thirty (30) days following notice of default, the non-defaulting party shall have the

15.

right to terminate this Agreement by furnishing the defaulting party with thirty (30) days written notice of termination.
     11.4 Reserved.
     11.5 Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that a breach by Veraz of the terms of Section 5.11 shall only permit ECI to convert ECI’s obligation to sell Products exclusively to Veraz to a non-exclusive status, and shall not otherwise be grounds for the termination of this Agreement.
     11.6 A party shall have a right to terminate this Agreement immediately should the other party become insolvent; enter into or file on its own a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction; have filed against it an involuntary petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its respective jurisdiction, which is not dismissed within ninety (90) days after filing; enter into a receivership of any of its assets; or enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.
     11.7 Veraz shall have the right to terminate this Agreement in the event of a force majeure event that continues in effect for a period of ninety (90) days and affects the ability of Veraz to obtain Products from ECI.
     11.8 In the event of the expiration of this Agreement pursuant to the provisions of Section 11.2, then, notwithstanding anything to the contrary, Veraz shall have the right to request and ECI shall supply to Veraz Products to fulfill any Purchase Orders that Veraz places with ECI after the expiration of this Agreement that are based on purchase orders or other written commitments received by Veraz from its customers at any time within six (6) months after the expiration of this Agreement. Products ordered under such Purchase Orders will be fulfilled by ECI in accordance with their reasonable requested delivery dates in such Purchase Orders in a manner consistent with the delivery requirements of Veraz’s customers.
     11.9 The provisions of Sections 8 (Warranty, Epidemic Failure, Warranty Service and Post-Warranty Support), 9 (Payment Terms), 11 (Term; Termination), 12 (Effect of Termination), 13 (Indemnification), 14 (Dispute Resolution) and 16 (General) shall survive the expiration or earlier termination of this Agreement for as long as Veraz provides maintenance service and support for the Products, but in any event not for a period of more than seven (7) years after such expiration or earlier termination.
12. Effect of Termination
          12.1 In the event of termination (other than termination by Veraz due to a default by ECI, a force majeure event involving ECI, or a court declaration of bankruptcy or insolvency of ECI):
          12.1.1 Veraz shall compensate ECI for unused Forecast Excess Materials as stipulated in Section 3.3.

16.

          12.1.2 Each party will promptly return to the other party, all Proprietary Information of the other party (as defined below).
          12.1.3 Veraz shall provide a list of all of its current customers to the Products and the contact information therefor and shall advise ECI by notice of all existing indications of interest by, and discussions with, potential customers for Products.
          12.1.4 In the event that Veraz has failed in any material respect to satisfy its payment obligations to ECI under Section 9 of the Agreement and has not cured any such failure within thirty (30) days after receipt of written notice from ECI, Veraz shall assign to ECI all of Vreaz’s receivables due and owing to Veraz in connection with the disposition of the Products, both prior to and after the termination date.
          12.1.5 Veraz shall submit to ECI a listing of its then current inventory of Products and the condition of each such Product, specifying types and quantities. Within 30 days from the date of receipt of such listing, ECI may instruct Veraz to deliver all or part of the Products, free of charge, to ECI or to such other destination as ECI shall direct in writing, F.O.B. ECI’s place of business; provided, however, Veraz may choose not to return those spare parts that may be required for Veraz to draw upon in connection with the furnishing of service and support to customers. In addition, Veraz shall promptly return to ECI all equipment used by Veraz to meet Veraz’s obligations hereunder, as well as all equipment in Veraz’s possession or under Veraz’s control as is reasonably requested by ECI to enable ECI to continue manufacturing the Products.
     12.2 In the event of termination by Veraz due to a default by ECI, or a court declaration of bankruptcy or insolvency of ECI:
          12.2.1 Veraz shall be entitled to find a replacement manufacturer for the Products reasonably acceptable to ECI and to continue selling the Products.
          12.2.2 ECI shall transfer the manufacturing of such Product to such replacement manufacturer, have relevant representatives meet with representatives of such replacement, sharing know-how about the manufacturing process, and providing all necessary tools and tooling for the Product, at Veraz’s cost, to such replacement manufacturer, and providing reasonable technical assistance and support to such manufacturer for the Products.
          12.2.3 Upon request by Veraz, ECI shall grant to such replacement manufacturer a worldwide, non-exclusive, non-transferable, non-sublicensable and royalty-free license to all technology and intellectual property within ECI’s possession or control solely to the extent necessary and for a period necessary to manufacture the Product for supply to Veraz.
          12.2.4 ECI shall immediately transfer to Veraz all Material, work in process, finished goods, tools, tooling and test equipment then in its inventory at a price to be agreed upon by the parties, but no higher than value at which recorded in the financial records of ECI.
          12.2.5 If Veraz is unable to find a replacement manufacturer on commercially reasonable terms, Veraz may, at its option, purchase ECI’s manufacturing equipment and any

17.

other resources that are necessary to manufacture the Products at a price to be agreed by the parties.
     12.3 Neither party shall be liable to the other party for any expenses incurred by the other party or any of its employees, distributors or agents and which arise out of or in connection with the termination of this Agreement or relate to the development of goodwill for the Product. Furthermore, neither party shall have any obligation whatsoever to the other party by reason of the expiration or termination hereof, for loss of profits or anticipated profits, reimbursement of expenditures or otherwise.
     12.4 Neither party shall be obligated to compensate the other party for any loss, cost or expense incurred by the latter by virtue of any investments in buildings, stock, machinery, transport equipment or other property which may be undertaken by the other party in connection with this Agreement. Each party agrees that all such investments shall be for its own account and at its own risk.
13. Indemnification
     13.1 ECI shall defend, indemnify and hold harmless Veraz and its affiliates, and each of their respective officers, directors, employees, and assigns and successors permitted hereunder, from and against any direct loss, damage, expense, cost (including, but not limited to, reasonable attorneys’ fees and costs incurred in the enforcement of this indemnity) or liability solely to the extent that it is based upon a claim that (a) ECI’s design (provided such design was implemented prior to the date hereof) and/or manufacturing process, process technology or methodology, and/or any component that is purchased by ECI and included in the Products: (1) infringes or misappropriates any patent, copyright, trade secret or other intellectual property right of a third party, or (2) has caused personal injury (including death) or damage to property or (b) any failure to comply by ECI of its obligations to use commercially reasonable efforts to obtain all necessary governmental approvals, licenses, permits and consents as set forth in Section 4.22; provided that Veraz (i) gives ECI prompt written notice of any such claim made to Veraz in writing, (ii) cooperates with ECI, at ECI’s expense, in the defense of such claim, and (iii) gives ECI the right to control the defense and settlement of any such claim to the extent covered by the indemnification provided herein. ECI will: (x) defend or settle, at its own expense, any such claim; (y) keep Veraz advised of the status of any such claim and of its defense and/or negotiation efforts; and (z) afford Veraz reasonable opportunity to review and comment on significant actions planned to be taken by ECI on behalf of Veraz. ECI shall not enter into any settlement that adversely affects Veraz’s rights or interests, without Veraz’s prior written approval, which approval will not be unreasonably withheld, delayed or conditioned. Further, ECI shall pass through to Veraz all indemnification coverage provided by the applicable component vendor. Veraz shall have no authority to settle any claim on behalf of ECI.
     13.2 Should the manufacture, use, distribution or sale of a Product, or any part thereof, or ECI’s manufacturing process, process technology or methodology be enjoined or become the subject of a claim of infringement for which indemnity is provided under Section 13.1, ECI shall at its option, and at no expense to Veraz (a) by license or other release, procure for Veraz the right to continue to use and distribute the same, or (b) replace or modify the same to make it non-

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infringing, in a manner acceptable to Veraz, without materially changing the form, fit, and function of the Product.
     13.3 Veraz shall defend, indemnify and hold harmless ECI and affiliates, and each of their respective officers, directors, employees, and assigns and successors permitted hereunder, from and against any direct loss, damage, expense, cost (including, but not limited to, reasonable attorneys’ fees and costs incurred in the enforcement of this indemnity) or liability solely to the extent that it is based upon a failure to comply by Veraz of its obligations to use commercially reasonable efforts to obtain all necessary governmental approvals, licenses, permits and consents as set forth in Section 5.4, provided that ECI (i) gives Veraz prompt written notice of any such claim made to ECI in writing, (ii) cooperates with Veraz, at Veraz’s expense, in the defense of such claim, and (iii) gives Veraz the right to control the defense and settlement of any such claim to the extent covered by the indemnification provided herein. Veraz will: (x) defend or settle, at its own expense, any such claim; (y) keep ECI advised of the status of any such claim and of its defense and/or negotiation efforts; and (z) afford ECI reasonable opportunity to review and comment on significant actions planned to be taken by Veraz on behalf of ECI. Veraz shall not enter into any settlement that adversely affects Veraz’s rights or interest, without Veraz’s prior written approval, which approval will not be unreasonably withheld, delayed or conditioned. ECI shall have no authority to settle any claim on behalf of Veraz.
14. Dispute Resolution
     14.1 In the spirit of continued cooperation, the parties intend to and hereby establish the following dispute resolution procedure to be utilized in the unlikely event any controversy should arise out of or concerning the performance of this Agreement.
     14.2 It is the intent of the parties that any dispute be resolved informally and promptly through good faith negotiation between ECI and Veraz. Either party may initiate negotiation proceedings by written notice to the other party setting forth the particulars of the dispute. The parties agree to meet in good faith to jointly define the scope and a method to remedy the dispute. If these proceedings are not productive of a resolution within twenty-five (25) days, then senior management of ECI (Position: CFO) and Veraz (Position: CEO) are authorized to and will meet personally within five (5) days to confer in a bona fide attempt to resolve the matter. If senior management is not able to resolve the dispute within fifteen (15) days thereafter, either party may seek remedy from a court of competent jurisdiction.
     14.3 Notwithstanding anything to the contrary, the dispute resolution process set forth in this Agreement shall not affect or limit the ability of a party to seek immediate injunctive or equitable relief as permitted under this Agreement.
15. Reserved
16. General
     16.1 Force Majeure. Neither of the parties shall be liable for any failure or delay in its performance under this Agreement (except for payment of money) due to acts of God, acts of civil or military authority, fires, floods, earthquakes, riots, wars, sabotage, labor shortages or disputes, destruction of production facilities, material unavailability or any other cause beyond

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the reasonable control of the delayed party, provided that the delayed party (i) gives the other party written notice of such cause; and (ii) uses its reasonable efforts to remedy such delay in its performance. Each party will reasonably cooperate with the other party to mitigate harm caused as a result of a force majeure event in a manner that is reasonably acceptable to the party to whose cooperation is sought.
     16.2 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision shall be deemed null and void, and the remainder of the Agreement shall continue to be in full force and effect, while the parties shall negotiate in good faith to replace the provision with another enforceable one reflecting as closely as possible the parties initial intention.
     16.3 Relationship of the Parties. Each of the parties shall at all times during the term of this Agreement act as, and shall represent itself to be, an independent contractor. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other party whether express or implied, or to bind the other party in a respect whatsoever. Neither party shall be liable to any third party in any way for any engagement, obligation, contract, representation or transaction or for any act or omission to an act of the other, and each party shall indemnify the other and hold it harmless against and from any liabilities as aforesaid.
     16.4 Governing Law. The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the State of Israel (without giving effect to conflict of laws provisions), and both parties consent to non-exclusive jurisdiction by the competent courts of the Tel Aviv district. This Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods.
     16.5 Choice of Language. The original of this Agreement has been written in English. Each party waives any right it may have under the laws of either party’s country to have this Agreement written in the language of either party’s country. Further any notices given to either party as required by this Agreement shall be written in the English language.
     16.6 Entire Agreement. No amendment of this Agreement will be valid unless made in writing signed by a duly authorized representative of both parties. No provision of this Agreement will be deemed waived and breach or default excused unless the waiver or excuse is in writing and signed by the party issuing it. The terms and conditions contained in this Agreement supersede all prior oral or written understandings between the parties and shall constitute the entire agreement between them concerning the subject matter of this Agreement.
     16.7 Assignment. This Agreement shall be binding upon and inure to the benefit of each party’s successors and assigns. Notwithstanding the foregoing, neither party shall assign, by operation of law or otherwise, any of its rights or obligations hereunder nor permit the same to be assigned by operation of law, except with the other party’s prior written consent; provided, however, nothing contained herein shall restrict the ability of each party to assign by operation of law or otherwise, this Agreement or any of its rights or obligations hereunder, nor prohibit the same to be assigned by operation of law or otherwise, to a successor-in-interest to it or to an

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affiliate that agrees to be bound by all of the terms and conditions in this Agreement, and, in the case of assignment to an affiliate, provided that ECI guarantees the performance of all undertakings and obligations of any such affiliate hereunder.
     16.8 Confidentiality. Proprietary information disclosed by either party to the other in connection with this Agreement must be used only for the purpose of this Agreement and for no other purpose, and shall not be utilized by the recipient party in competition with the other party and shall be protected by the recipient party from divulgement to others with the degree of care given to its own proprietary information that is intended to be protected from disclosure. The obligations in this Section 16.8 shall continue for both parties for a period of three (3) years after the termination of this Agreement or any renewal thereof. In this Agreement “Proprietary Information” shall mean all non-public schematics, drawings, specifications and manuals, and all other technical and business information provided by a party to the other party during the term of, or in connection with the negotiation, performance or enforcement of this Agreement, other than that DCME Know-How of a party that is provided under and governed by the DCME License Agreement by and between the parties. Notwithstanding the foregoing, “Proprietary Information” shall not include any information which the receiving party can show: (i) is now or subsequently becomes legally and publicly available without breach of this Agreement by the receiving party, (ii) was rightfully in the possession of the receiving party without any obligation of confidentiality prior to receiving it from the disclosing party, (iii) was rightfully obtained by the receiving party from a source other than the disclosing party without any obligation of confidentiality, or (iv) was developed by or for the receiving party independently and without reference to such information that can be shown by documentary evidence. The receiving party agrees to take appropriate measures by instruction and written agreement prior to disclosure of Proprietary Information to its employees and contractors to prevent unauthorized use or disclosure. Proprietary Information must be returned by the receiving party upon termination or expiration of this Agreement. Proprietary Information may be disclosed to the extent necessary to comply with an order of an administrative agency or court of competent jurisdiction; provided, however, that, if legally possible, the party so required to disclose Proprietary Information shall provide prior written notice thereof to the other party in sufficient time to enable that party to seek a protective order or otherwise prevent such disclosure.
     16.9 Injunctive Relief. In the event of a breach of any of the provisions in Sections 1.3, 1.4 or 16.8, each party hereby agrees that the harm suffered by the affected party would not be compensable by monetary damages alone and, accordingly, that the affected party shall, in addition to any other available legal or equitable remedies, be entitled to seek an injunction or other equitable relief against the other party in connection with any breach or violation of any such provisions.
     16.10 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either delivered personally to an officer of the addressee or mailed, certified or registered mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by registered mail) and shall be deemed given (i) when so delivered personally; (ii) if mailed, five (5) days after the time of mailing; (iii) if faxed, when the copy sent by the mail was deemed delivered. Notices may be sent through an email, but shall be deemed given only if the recipient approves the receipt of such email by a return email.

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Addresses for notice are as follows:

ECI Telecom Ltd.
30 Hasivim Street
Petah Tikva 49133, Israel
Attention: Chief Operating Officer
Fax: 972-3-926-6330
Veraz Networks Ltd.
43 Hasivim Street
Petah Tikva 49133, Israel
Attention: Chief Operating Officer
Fax: : 972-3-928-7010
Veraz Networks, Inc.
926 Rock Avenue
San Jose, California 95131
Attention: Chief Financial Officer
Fax: _______________
     16.11 Limitation of Liability. EXCEPT WITH RESPECT TO DAMAGES IN RESPECT OF BREACHES OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER IRRESPECTIVE OF WHETHER SUCH PARTY HAD ADVANCE NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS SECTION SHALL NOT LIMIT EITHER PARTY’S LIABILITY FOR INJURY TO A PERSON OR RELIEVE VERAZ’S LIABILITY TO PAY ECI WHEN DUE ANY UNDISPUTED AMOUNTS DUE FOR THE PRODUCTS SOLD. FOR THE AVOIDANCE OF DOUBT, DAMAGES INCURRED BY VERAZ FOR LOSS OF ITS PERCENTAGE OF “CUSTOMER REVENUE” WHICH LOSS RESULTS FROM ECI’S BREACH OF SECTION 1.3 OF THIS AGREEMENT ARE DIRECT DAMAGES TO WHICH THIS LIMITATION OF LIABILITY PROVISION SHALL NOT APPLY.
     16.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and together which will constitute one and the same instrument.
     16.13 Reserved Rights. ECI retains all rights, title and interest in and to any ECI intellectual property that is provided by ECI to Veraz under this Agreement. Except for the limited license rights provided to Veraz through a separate written license agreement that is entered into by and between Veraz Israel, ECI Telecom — NGTS Ltd. and ECI, ECI does not grant to Veraz any rights in or to any of ECI’s intellectual property. All such rights in and to any such intellectual property are expressly reserved by ECI.
     16.14 Order of Precedence. In the event of a contradiction between any of the provisions of this Agreement and the provisions of any of the Exhibits attached hereto, the provisions of this Agreement shall prevail.
[SIGNATURE PAGE FOLLOWS]

22.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first above written.
Veraz Networks Ltd.

By:

Name:

Title:

Veraz Networks, Inc.

By:	/s/ Illegible

Name:

Title:

ECI Telecom Lt

By:

Name:

Title:

[Signature Page to DCME Master Manufacturing and Distribution Agreement]

23.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized representatives as of the date first above written.
Veraz Networks Ltd.

By:	/s/ Zamir Segev

Name:	Zamir Segev

Title:

Veraz Networks, Inc.

By:

Name:

Title:

ECI Telecom Lt

By:	/s/ Giora Bitan

Name:	Giora Bitan

Title:

[Signature Page to DCME Master Manufacturing and Distribution Agreement]

24.

Exhibit 1.1 — Products
DTX-240E
DTX-240F
240 E/F
DTX-240T
DTX-360B:
DTX360 A
DTX360 A/B
QC300
DTX360 C
QC300E
DTX-60D
DTX-60E
DTX-600H
DTX-600 (Old)
Software license for the above Products

1.

Exhibit 2 — Product Forecast

	Q1/02		Q2/02
	Quantity	Value	Quantity	Value
	U.W. W	U.W. W	U.W. W	U.W. W
DTX-240E	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-240F	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

240 E/F	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-240T	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-360B:	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX360 A	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX360 A/B	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX360 C	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

QC300E	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-60D	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-60E	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-600H	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

DTX-600 (Old)	MPS:		MPS:
	Forecasts:		Forecasts:
	Total Forecast amount (E):		Total Forecast amount (E):

Software / Upgrades	MPS:		MPS:
for the above	Forecasts:		Forecasts:
Products	Total Forecast amount (E):		Total Forecast amount (E):

2.

Exhibit 3.1 – DCME Forecasted Sales in Business Plan
Exhibit 4.13 – Quality Requirements
Exhibit 5.8 – Standard Veraz Warranty Terms
Exhibit 5.10 — DCME Receivables
Exhibit 5.12-Al — UK RBU Agreement
Exhibit 5.12-A2 — Germany RBU Agreement
Exhibit 5.12-A3 — France RBU Agreement
Exhibit 5.12-A1(a) — UK RBU Additional Terms
Exhibit 5.12-A2(a) — Germany RBU Additional Terms
Exhibit 5.12-A3(a) — France RBU Additional Terms
Exhibit 5.12-B CBU DCME Sales and Marketing Budget
Exhibit 5.12-C — Russian and Baltic CBU
Exhibit 6.1 — Purchase Order Form
Exhibit 8.6 — Additional Services
Exhibit 8.8 – RMA Process
Exhibit 9.1 – Minimum Purchase Price

3.